Exhibit 2.1

SHARE PURCHASE AGREEMENT

By and Among

SPS COMMERCE CANADA, LTD.

and

2488471 ONTARIO INC.

and

2488469 ONTARIO INC.

and

THE SHEPHERD FAMILY TRUST

and

THE PAPADOPOULOS FAMILY TRUST

and

SHAREHOLDER REPRESENTATIVE

DATED AS OF THE 5th DAY OF JANUARY, 2016

5.12	Payment and Interest	49
5.13	Limitations on Indemnification Rights	49
5.14	No Double Recovery	50

Article 6 RESERVED		50

Article 7 GENERAL		50
7.1	Waiver of Rights	50
7.2	Expenses	50
7.3	SRED Grants	50
7.4	Time	51
7.5	Notices	51
7.6	Public Announcements	52
7.7	Assignment	52
7.8	Further Assurances	52
7.9	Remedies Cumulative	52
7.10	Counterparts	53
7.11	Electronic Execution	53
7.12	Severability	53
7.13	Appointment of Shareholder Representative	53
7.14	Guaranties	54

- ii -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into as of this 5th day of January, 2016,

AMONG:

SPS COMMERCE CANADA, LTD., a corporation existing under the laws of the Province of Ontario (the “Buyer”)

- and -

2488471 ONTARIO INC., a corporation existing under the laws of the Turks and Caicos Islands (“Marenos Holdco”)

- and -

2488469 ONTARIO INC., a corporation existing under the laws of the Turks and Caicos Islands (“Mark Holdco”)

- and -

THE SHEPHERD FAMILY TRUST, a trust existing under the laws of the Province of Ontario (the “Shepherd Trust”)

- and -

THE PAPADOPOULOS FAMILY TRUST, a trust existing under the laws of the Province of Ontario (the “Papadopoulos Trust”, and collectively with Marenos Holdco, Mark Holdco and the Shepherd Trust, the “Shareholders,” and individually each a “Shareholder”)

- and -

MARENOS PAPADOPOULOS, in such Person’s capacity as Shareholder Representative hereunder (together with permitted successors, “Shareholder Representative”)

RECITALS:

1.	The Shareholders hold legal and beneficial title to all of the issued and outstanding shares (the “Shares”) of the Company;

2.	The Company carries on the Business; and

3.	The Buyer wishes to purchase, and the Shareholders have agreed to sell, the Shares.

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement,

“Accountants” has the meaning ascribed to this term in Section 2.1(b)(ii);

“Accounting Records” means all of the Company’s books of account, accounting records and other financial data and information relating to the Business, including copies of filed Tax Returns filed with any Governmental Entity and notices of assessment or reassessment issued by any Governmental Entity in respect of Taxes for each of the last three (3) fiscal years of the Company;

“Accounts Receivable” means all accounts receivable, notes receivable, book debts and other debts due or accruing due to the Company as recorded on the Closing Date Balance Sheet and the full benefit of all security therefor;

“Affiliate” has the meaning ascribed to this term by the Business Corporations Act (Ontario) on the date hereof;

“Agreement” means this Share Purchase Agreement including all attached Schedules and Exhibits, as the same may be supplemented, amended, restated or replaced from time to time;

“Applicable Law” means any national, federal, provincial, territorial, state, county, municipal, local, foreign or other statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), treaty or Order, or any consent, exemption, approval or Licence of any Governmental Entity, that applies in whole or in part to the Shareholders, the Company, the Business or the way the Business is carried on;

“Articles” means the articles of amalgamation of the Company dated January 1, 2014;

“Benefit Plans” means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan, program, arrangement or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the Company or in respect of which the Company has any liability (whether absolute or contingent) for the benefit of, made available to or otherwise relating to any of the directors, officers or Employees or former directors, officers or employees, specifically listed in Schedule 3.1.17, whether or not insured and whether or not subject to any Applicable Law;

“Books and Records” means the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports and research and development information of the Company and plans and projections for the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Company or the Business, including without limitation, all data and information stored electronically or on computer related media;

“Buildings” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on or forming part of any Land or the Leased Premises;

“Business” means the provision of (a) software services to manufacturers and retailers relating to the processing and analysis of real-time data, and the further sale of insights provided by the processing of such data to third party manufacturers and retailers, and (b) consulting services to retailers and suppliers related to category management or planograms;

“Business Day” means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business in Toronto, Ontario;

“Buyer” has the meaning ascribed to this term in the Preamble;

“Buyer SEC Documents” has the meaning ascribed to this term in Section 3.2.7;

“Claim” has the meaning ascribed to this term in Section 5.1;

“Closing” means the completion of the sale to, and purchase by, the Buyer of the Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares;

“Closing Date” means January 5, 2016, or such other Business Day as the Parties agree in writing as the date that the Closing shall take place;

“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Company as at the Effective Time, prepared in accordance with GAAP and consistent with past practice and forming part of the Closing Date Financial Statements;

“Closing Date Financial Statements” means the unaudited consolidated financial statements of the Company as at the Effective Time, prepared in accordance with GAAP and consistent with past practice, consisting of a balance sheet, statement of retained earnings, statement of earnings, together with notes thereto;

“Closing Document” means any document delivered at or subsequent to the Closing Time as provided in or pursuant to, this Agreement;

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on that date as the Parties agree in writing that the Closing shall take place;

“Collective Agreement” means any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any Employees (including any expired Collective Agreement that has not yet been renewed) and binds or imposes obligations upon the Company;

“Company” means ToolBox Solutions Inc., a corporation organized under the provincial laws of Ontario;

“Condition of the Business” means the condition of the Company including the assets (general wear and tear excepted in respect of the physical assets and equipment), Liabilities, operations, activities, earnings, affairs and financial position of the Company;

“Confidential Information” means any and all information, ideas and concepts relating to the Business, purpose or competitive interests of the Company or any of its Affiliates, including any and all: (i) Intellectual Property Rights; (ii) Technical Information, including data, databases, results, analyses, procedures, formulae, specifications, techniques, methodology and technical and scientific expertise which relate to such Person’s products or services; (iii) business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information relating to any such Person or the Business; (iv) information related to such Person’s internal organization, personnel, methods and procedures, pricing, credit, Technology, Owned IP Rights, facilities, capabilities, research, development, planning and work in process; and (v) information which would reasonably be considered to be confidential information of such Person, whether in written, oral or electronic form and whether or not specifically identified as confidential; but does not include any: (a) information which is in the public domain or becomes publicly available through no act or failure to act by the Company or any of its Affiliates or the Shareholders; or (b) information which is required to be disclosed by Applicable Law, provided that the Shareholders, the Company or their respective Affiliates immediately notify the Buyer of such disclosure requirement and the Buyer has the opportunity to contest or obtain a court order preventing such disclosure;

“Contracts” means the contracts, agreements, licence and sub-licence agreements and other obligations of the Company, including those listed on Schedule 3.1.10 by which a Person is bound;

“Contractual Rights” means the full benefit of all unfilled written quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which the Company is entitled at the Closing Time, whether written or oral, including any deposits made in connection therewith, and forward commitments of the Company for supplies or materials entered into in the ordinary course, including those set forth in Schedule 3.1.10 by which a Person is bound, which involves or may result in the payment of money by or to any contracting party of an amount exceeding $15,000.00 in a calendar year;

“Copyright” means all copyrights (whether registered or not), copyright applications and copyright registrations of the Company or in which the Company has any licence, right or interest;

“Covered Party” means any (i) official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of: (A) any Governmental Entity; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any Governmental Entity, public international organization or any department or agency thereof or (ii) any political party or party official or candidate for political office;

“Customs Duty” has the meaning ascribed to this term in Section 3.1.21.

“Database Rights” means all compilations or collections of data of any kind of the Company or in which the Company has any license, right or interest;

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Effective Time” means the moment in time immediately after midnight on the Closing Date;

“Employees” means any individual employed by the Company at the Closing Time;

“Encumbrance” means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever affecting the Shares, any covenant or other agreement, restriction or limitation on the transfer of the Shares, a deposit by way of security and an easement, restrictive covenant, agreement or right of way (registered or unregistered), restriction, encroachment, burden or title reservation of any kind with respect to real property;

“Environment” includes the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning;

“Environmental Laws” includes all federal, provincial, municipal, local or foreign statutes, regulations, by-laws, guidelines, policies or rules, and Orders of any Governmental Entity and the common law, relating in whole or in part to the Environment and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any Building;

“Environmental Notice” includes any directive, Order (draft or otherwise), Proceeding, judgment, letter or other communication, written or oral, actual or implied, from any Person, including any Governmental Entity relating to non-compliance with or breach of any Environmental Law or Environmental Permit;

“Environmental Permits” includes all permits, certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Entity pursuant to any Environmental Laws;

“Equipment” means all fixed assets and tangible personal property of the Company including all machines, machinery, fixtures, furniture, furnishings, vehicles, material handling equipment, typewriters, computers, photocopiers, office equipment, implements, tools and spare parts used in the Business;

“Equipment Leases” means the leases of personal property entered into by the Company listed on Schedule 3.1.31;

“EPSP” means the employee profit sharing plan of the Company;

“Escrow Agent” means the agent named in the Escrow Agreement;

“Escrow Agreement” shall mean the escrow agreement among the Buyer, the Shareholders and the Escrow Agent to be entered into at Closing in the form of Exhibit 1 hereto;

“Escrow Shares” has the meaning set forth in Section 2.1(a) hereof;

“Execution Date” means the date on which each of the Parties have executed this Agreement;

“Final Earnout Payment” has the meaning ascribed to this term in Schedule 2.1(d);

“Financial Statements” means the audited financial statements of the Company for the fiscal years ended December 31, 2014 and December 31, 2013, and the unaudited interim financial statements for the period ended August 31, 2015. A copy of the December 31, 2014 and December 31, 2013 and the interim August 31, 2015 financial statements, consisting of a balance sheet and statement of operations, are attached in Schedule 3.1.5;

“First Earnout Payment” has the meaning ascribed to this term in Schedule 2.1(d);

“First Half Targeted US GAAP Recurring Revenue” has the meaning ascribed to this term in Schedule 2.1(d);

“FLA” has the meaning set forth is Section 3.1.38;

“Former Customer” has the meaning set forth in Section 3.1.41;

“Full Year Targeted US GAAP Recurring Revenue” has the meaning ascribed to this term in Schedule 2.1(d);

“GAAP” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis to private enterprises as at the date on which a calculation is made or an action is taken in accordance with generally accepted accounting principles, as those principles may be amended, varied or replaced by International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to be adopted by the Company;

“Governmental Entity” means any national, federal, provincial, territorial, state, county, municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government;

“GST/HST” means the Goods and Service Taxes and, if applicable, the Harmonized Sales Tax imposed under Part IX of the Excise Tax Act (Canada) and relevant provincial legislation;

“Hardware” has the meaning ascribed to that term in Section 3.1.23;

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law, including any that may impair the quality of any waters;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Industrial Designs” means any industrial designs (whether registered or not), industrial design applications and industrial design registrations or similar rights of the Company or in which the Company has any license, right or interest;

“Information Technology” has the meaning ascribed to this term in Section 3.1.23;

“Intellectual Property Rights” means all intellectual property rights, including:

(a) all Trade Marks;

(b) all Copyrights, Database Rights and Industrial Designs;

(c) all Patents; and

(d) all renewals, modifications and extensions of any of items (a) through (c), and including those set forth in Schedule 3.1.22;

“Land” means any lands or premises;

“Leased Premises” means the lands and buildings which are subject to the Leases;

“Leases” means all leases or agreements in the nature of a lease of real property to which the Company is a party, whether as lessor or lessee;

“Liability” means any liability or obligation of any kind or nature (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due);

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Entity;

“Licenced IP Rights” has the meaning ascribed to that term in Section 3.1.22(d);

“Marenos Holdco” has the meaning ascribed to this term in the Preamble;

“Mark Holdco” has the meaning ascribed to this term in the Preamble;

“Material” means of such a nature or amount as would reasonably be regarded as significant in relation to the Business or in relation to the capital, prospects, condition (financial or otherwise) or results of operation of the Company and, in the context of any agreement, contract, lease, equipment lease, contractual right, mortgage, any obligation of any Person or instrument by which a Person is bound, which involves or may result in the payment of money by or to any contracting party of an amount exceeding $5,000.00;

“Mediator” has the meanings ascribed to this term in Section 2.1(b)(iv);

“Microsoft Licenses” means the licenses set out on Schedule 3.1.23(a);

“Net Working Capital” has the meaning ascribed to that term in Section 2.1(c);

“Non-Active Employees” means those Employees who are absent from work on the Closing Date by reason of lay-off, short or long term disability or by reason of authorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday, pregnancy/parental leave or scheduled day off;

“Non-Competition and Non-Solicitation Agreements” means the non-competition and non-solicitation agreements to be entered into between the Company, the principals of the Shareholders and the Buyer at the Closing Time in the form of Exhibit 2;

“Notice” has the meaning ascribed to this term in Section 7.5;

“Nasdaq” means the NASDAQ Stock Market;

“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Ontario) and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees;

“Order” means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Entity, or other Person having jurisdiction;

“Ordinary Course” when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Company conducted in a commercially reasonable and businesslike manner consistent with the Company’s past practices;

“Open Source Software” has the meaning ascribed to this term in Section 3.1.22(d);

“Owned IP Rights” has the meaning ascribed to that term in Section 3.1.22(a);

“Owned Technology” has the meaning ascribed to that term in Section 3.1.22(a)

“Papadopoulos Trust” has the meaning ascribed to this term in the Preamble;

“Parties” means the Buyer, the Company, the Shareholders and Shareholder Representative, collectively, and “Party” means any one of them;

“Patents” means all patents, the inventions claimed therein and all patent applications of or relating to the Business, including patents which may be issued out of such applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions), applied for or registered in any jurisdiction;

“Pension Plan” means a “pension plan” as such term is defined in the Pension Benefits Act (Ontario);

“Permitted Encumbrances” means the Encumbrances listed in Schedule 3.1.20 and noted as “Permitted Encumbrances”;

“Person” means any natural person, partnership, limited partnership, limited or unlimited liability company, joint venture, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated entity or association, trust, trustee, executor, administrator or other legal personal representative, regulatory authority or other entity recognized as such by Applicable Law, however designated or constituted;

“Premises” means the Real Property and the Leased Premises;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Royal Bank of Canada establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Proceeding” means any action, arbitration, audit, examination, evaluation, claim, demand, dispute, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator;

“Purchase Price” means the purchase price to be paid by the Buyer to the Shareholders for the Shares as provided in Section 2.1, as may be adjusted pursuant to this Agreement;

“Real Property” means any Land and/or Buildings;

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

“Remedial Order” means any Order issued, filed or imposed pursuant to any Environmental Law and includes, without limitation, any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

“SEC” has the meaning ascribed to this term in Section 3.1.46;

“SPS Common Stock” means common shares in the share capital of SPS Commerce, Inc., a Delaware corporation and parent of Buyer, at a par value of $0.001 per share;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Shareholder” or “Shareholders” has the meaning ascribed to those terms in the Preamble;

“Shareholder Representative” has the meaning ascribed to that term in the Preamble;

“Shares” has the meaning ascribed to that term in the Recitals;

“Shepherd Trust” has the meaning ascribed to that term in the Preamble;

“Software” means all software including computer programs, operating systems and applications, and including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces (including graphic user interfaces), applets, software scripts, macros, firmware, middleware, development tools and other codes, program modules, applications, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, instructions or sets of instructions for computer hardware or software, including without limitation SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format, and all other material related to such software;

“Special Representation” means any representation or warranty in Section 3.1.1 (Corporate Matters), 3.1.2 (No Options), 3.1.3 (Absence of Conflicting Agreements), 3.1.4 (Consents, Approvals), 3.1.9 (Tax Matters), 3.1.17 (Benefit Plans), 3.1.21 (Ethical Practices; Sanctions Regimes), 3.1.22 (Intellectual Property Rights), 3.1.23 (Information Technology), 3.2.1 (Corporate Matters), 3.2.2 (Absence of Conflicting Agreements), or 3.2.4 (Consents and Approvals);

“Standard Software” has the meaning ascribed to that term in Section 3.1.22(d);

“Submission” has the meaning ascribed to this term in Section 2.1(b)(iii);

“Target Working Capital” has the meaning ascribed to this term in Section 2.1(c);

“Tax” or “Taxes” means any tax, duty, fee, royalty, levy, impost, assessment, deduction, withholding or other charges of any kind whatsoever, however denominated, including any interest, penalties, fines, installments, additions to tax and all Liabilities with respect thereto, levied, imposed, assessed, reassessed or collected from time to time by any Governmental Entity, and shall include, without limiting the generality of the foregoing, those related to, or levied on, or measured by, or referred to as, stamp, documentary, property, value-added, severance, net income, profits, gross income, gross receipt, gross profits, royalty, production, commodity, occupation, excise, sales, goods and services, use, harmonized sales, premium, capital, capital gains, minimum, alternative, real property, capital stock, environmental, withholding, business, franchise, transfer, social services, social security, land transfer, income, all surtaxes, custom, export and import taxes, payroll taxes, unemployment or employment insurance, Canada Pension Plan, Quebec Pension Plan or federal, state, provincial or other pension plan contributions or payments, employer health, workers’ compensation payments and taxes relating to benefit plans and other obligations of the same or similar nature, and all withholdings on amounts paid to or by the relevant Person, and any Liability for any of the foregoing as transferee, successor, guarantor or by contract or by operation of Applicable Laws;

“Tax Act” means the Income Tax Act (Canada) including the regulations promulgated thereunder, as amended;

“Tax Returns” means any and all returns, reports, declarations, elections, notices, schedules, forms, designations, filings, claims, statements or other documents, whether in tangible, electronic, or other form, and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared or filed or required to be made, prepared or filed by Applicable Laws, with any Governmental Entity in respect of Taxes;

“Technical Information” means all right, title and interest in and to all know-how and show-how including:

(a) all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form;

(b) all texts, CDs, forms, examinations, tapes (audio and/or visual), processes, courseware, computer Software and related documentation, manuals, records, procedures, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts; and

(c) all trade secrets and confidential information, including customer lists;

“Technology” means the Intellectual Property Rights, the Technical Information, the Software and all websites;

“Term Sheet” means the non-binding term sheet dated September 30, 2015, between the Buyer and the Shareholders;

“Trade Marks” means all trade-marks, trade names, business names, designs, domain names, Uniform Resource Locaters, taglines, slogans, graphics, logos, distinguishing guises and other commercial symbols of the Company, whether registered or not, and all trademark applications and trademark registrations for any of the foregoing, including those identified in Schedule 3.1.22;

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item;

“U.S. Subsidiary” has the meaning ascribed to this term in Section 3.8;

“Work Product” has the meaning ascribed to that term in Section 3.1.22(h); and

“WTO Investor” has the meaning ascribed to this term in Section 3.2.3.

1.2	Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3	Headings

The division of this Agreement into articles, sections, subsections, schedules and exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection, schedule and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection, Schedule or Exhibit refer to the applicable article, section, subsection, schedule or exhibit of this Agreement.

1.4	Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5	Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties, and for greater certainty this Agreement supersedes the Term Sheet.

1.6	Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

1.7	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.8	Applicable Laws

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matters arising hereunder or related hereto.

1.9	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by wire transfer, official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank.

1.10	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.11	Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Toronto time) on the next Business Day.

1.12	Third Party Beneficiaries

Nothing in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties and their Representatives (as defined in Article 5), any rights or remedies of any kind.

1.13	GAAP

The application of GAAP to the Business shall be consistent with the application thereof during prior fiscal periods, subject to any specific accounting rules provided for herein. All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.14	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada. Unless otherwise stated herein, if any amounts herein are to be exchanged from Canadian Dollars into U.S. Dollars or vice-versa for any purpose, they shall be deemed to be expressed in U.S. Dollars or Canadian Dollars, as the case may be, using the daily noon exchange rate posted on the Bank of Canada’s website for the date that is two Business Days before such amount is required to be calculated hereunder.

1.15	Schedules

The following Schedules and Exhibits form part of this Agreement:

SCHEDULES
Schedule 3.1.1(d)	Licences
Schedule 3.1.1(f)	List of Officers and Directors
Schedule 3.1.1(g)	Funds Distribution to Shareholders
Schedule 3.1.4	Consents/Approvals
Schedule 3.1.5	Financial Statements
Schedule 3.1.8	Absence of Unusual Transactions
Schedule 3.1.10	Contracts, Contractual Rights, Leases, and Equipment Leases
Schedule 3.1.15	Employees
Schedule 3.1.17	Benefit Plans
Schedule 3.1.18	Litigation
Schedule 3.1.19	Insurance
Schedule 3.1.20	Permitted Encumbrances
Schedule 3.1.22	Intellectual Property Rights/Trademarks
Schedule 3.1.22(d)	Licensed IP Rights
Schedule 3.1.28	Leases of Real Property
Schedule 3.1.30	Major Suppliers and Customers
Schedule 3.1.31	Equipment Leases
Schedule 3.1.35	Bank Accounts
Schedule 3.1.36	Joint Venture Interests or Agency or Distribution Arrangements
Schedule 3.1.41	Revenue
Schedule 3.1.45	Service Warranties

EXHIBITS
Exhibit 1	Escrow Agreement
Exhibit 2	Non-Competition/Non-Solicitation Agreement

ARTICLE 2

PURCHASE PRICE

2.1	Purchase Price

The Purchase Price shall be $30,400,000.00, plus the First Earnout Payment (if any), plus the Final Earnout Payment (if any), plus or minus, as applicable, the adjustments contemplated in Section 2.1(b).

(a) (i) At the Closing Time, the Shareholders shall deliver to the Buyer certificates evidencing all the Shares, duly endorsed in blank for transfer, the Company and the Shareholders shall deliver such documents as are required or contemplated to be delivered by the Company, the Shareholders or Company’s counsel pursuant to this Agreement, and (ii) On the Closing Date, the Buyer will deliver to the Shareholders $30,400,000.00, consisting of: (A) cash in the amount of $25,600,000.00 to the Shareholders; and (B) 48,668 share of SPS Common Stock shall be delivered by the Buyer to the Escrow Agent, to be held in escrow pursuant to the terms of the Escrow Agreement (such shares held by the Escrow Agent from time to time, the “Escrow Shares”).

(b) Within ninety (90) days of the Closing Date, the Buyer will cause the Company to furnish to the Shareholders the Closing Date Financial Statements showing, in reasonable detail, Buyer’s calculation of Net Working Capital. If within thirty (30) days following the delivery of the Closing Date Financial Statements (or such shorter time if the Shareholders affirmatively state in writing that they accept the Closing Date Financial Statements without objection), the Shareholders have not given the Buyer notice of objection to the Closing Date Financial Statements (such notice must contain a statement of the basis of the Shareholders’ objection and the Shareholders’ best estimate of the proper Net Working Capital as of the Closing Date), the Closing Date Financial Statements (containing the Closing Date Balance Sheet) shall conclusively be presumed and deemed to be accepted by the Shareholders.

(i) If the Shareholders give the Buyer such notice of objection, the Parties hereto shall use their commercial best efforts to resolve the dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both Parties.

(ii) If they do not reach such resolution within a period of thirty (30) days of receipt by the Buyer of the aforementioned objection notice, then, upon notice by either Party to the other in accordance with the notice provisions of this Agreement, an objection relating to the Company’s accounting methods and procedures (in this Section, a “Closing Date Financial Statements Dispute”) shall be submitted to Deloitte LLP, chartered accountants in Toronto, Ontario (the “Accountants”), as an expert and not an arbitrator, for resolution. Unless otherwise waived by Buyer, failure to submit a Closing Date Financial Statements Dispute to the Accountants within the required thirty (30) days shall conclusively be deemed to be an acceptance by the Shareholders of the validity of the Closing Date Financial Statements.

(iii) If a Closing Date Financial Statements Dispute is submitted to the Accountants for resolution (in this Section, the “Submission”), each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request within forty-five (45) days of such request, and are available to that Party or its subsidiaries (or its independent public accountants), and each Party will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. Any default by a Party in providing the Accountants with material requested and in such Party’s control within forty-five (45) days of the Accountant’s request shall result in the non-defaulting Party’s position in respect of the Closing Date Financial Statements Dispute becoming the final binding determination of the Accountants. The determination by the Accountants, as set forth in a notice delivered to the Parties by the Accountants, will be binding and conclusive on the Parties. Failure of the Accountants to render a decision within ninety (90) days after the Submission shall cause the Closing Date Financial Statements Dispute to be submitted to mediation in accordance with Subsection (v) below. On the tenth (10th) Business Day following the final determination of the Accountants, the Buyer or the Shareholders will pay the excess or shortfall of Net Working Capital in relation to the Target Working Capital, as the case may be, in accordance with Section 2.1(c). The Accountants shall determine which Party or Parties shall each bear the fees and expenses of the Accountants in relation to a dispute process conducted under this Section 2.1(b).

(iv) Except as provided herein, no civil action with respect to any Closing Date Financial Statements Dispute (or the failure of the Accountants to render a timely determination) may be commenced until the matter has been submitted to a mediator at Arbitration Place in Toronto as agreed by the Parties or such other entity as agreed by the Parties, acting reasonably, (the “Mediator”) in Toronto, Ontario for mediation. Either Party may commence mediation by providing to the Mediator and the other Party, a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with the Mediator and with one another in selecting a single mediator from a panel of neutrals recommended by the Mediator, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the Mediator and any related employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Neither Party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the date of filing the written request for mediation, whichever occurs last.

(v) Where there is a Closing Date Financial Statements Dispute between the Parties, the Buyer or the Shareholders, as applicable, shall pay to the other Party any amounts not in dispute in accordance with Section 2.1(b) not more than one hundred thirty (130) days following the Closing Date, which one hundred thirty (130) day limit represents the ninety (90) days for delivery of the Closing Date Financial Statements, the thirty (30) days for delivery of a Closing Date Working Capital Dispute, and ten (10) days for payment to be made.

(c) As used herein, “Net Working Capital” shall be defined as current assets of the Company, including cash, Accounts Receivable, inventories and prepaid expenses, minus current and long term liabilities of the Company, including accounts payable, accrued liabilities, deferred revenue, EHT payable, accrued employee bonuses, loyalty bonuses described on Schedule 3.1.15, payroll clearing, GST/HST payable and unearned revenue, but excluding any debt or any transaction liabilities to be paid at the closing via the flow-of-funds on the Closing Date Balance Sheet, determined in accordance with GAAP on a basis consistently applied. For the avoidance of doubt, for purposes of calculating Net Working Capital, costs for labor that are not directly spent on development activities or costs that are incurred that do not improve the functionality of a solution, including time spent planning, designing, fixing bugs or maintaining solutions, will be expensed and not capitalized. However, to the extent that GAAP differs, GAAP will apply. Any excess Net Working Capital over $Nil ($0.00) (the “Target Working Capital”) shall increase the Purchase Price on a dollar-for-dollar basis and shall be paid by the Buyer to the Shareholders in cash, within ten (10) days of the final determination of Net Working Capital, without interest, and any shortfall in Net Working Capital below Target Working Capital shall decrease the Purchase Price on a dollar-for-dollar basis and shall be paid by the Shareholders to the Buyer in cash within ten (10) days of the final determination of Net Working Capital, without interest.

(d) No later than July 31, 2016, Buyer will (i) deliver to Shareholder Representative a written schedule setting forth in reasonable detail the calculation of the First Earnout Payment, and (ii) issue the requisite number of shares of SPS Common Stock to the Shareholders. No later than January 31, 2017, Buyer will (i) deliver to Shareholder Representative a written schedule setting forth in reasonable detail the calculation of the Final Earnout Payment, and (ii) issue the requisite number of shares of SPS Common Stock to the Shareholders that were not already issued pursuant to the foregoing sentence. For the avoidance of doubt, the First Earnout Payment and the Final Earnout Payment, in the aggregate, shall in no event exceed 16,222 shares of SPS Common Stock. “First Earnout Payment” and “Final Earnout Payment” have the meanings ascribed to such terms in Schedule 2.1(d).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Shareholders

The Shareholders, jointly and severally, represent and warrant to the Buyer as set out in the following Subsections of this Section and acknowledge that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.1.1	Corporate Matters

(a) Company is a corporation duly amalgamated, organized and validly existing in good standing under the laws of Ontario. No Proceedings have been taken or authorized by the Shareholders or, to the best of the Shareholders’ knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Company. The Business is not conducted through any Affiliate of the Company.

(b) Each of the Shareholders has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under this Agreement and the Closing Documents to which it is a party. Company has taken all corporate action necessary to authorize the transfer of the Shares, and the Closing Documents to which it is a party.

(c) This Agreement has been duly executed by the Shareholders, and each Closing Document to which each of the Company or the Shareholders is a party will on Closing be, duly executed and delivered by each of the Company or the Shareholders, and this Agreement constitutes, and each Closing Document to which each of the Company or Shareholders is a party will on Closing constitute, a valid and binding obligation of Company and Shareholders, as applicable, enforceable against each of Company and Shareholders, as applicable, in accordance with its terms.

(d) The Company has all necessary power and authority to carry on the Business as at present carried on. The Company possesses all Licences material to the conduct of the Business and such Licences are listed on Schedule 3.1.1(d). Neither the nature of the Business nor the location or character of any of the assets requires the Company to be registered, licenced or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than the jurisdictions set out in Schedule 3.1.1(d), which are the only jurisdictions in which the Company has an office, resident employees, or carries on the Business, and where it is duly registered, licenced or otherwise qualified and in good standing for such purpose. The assets are all situate in the Province of Ontario.

(e) The original or true copies of all corporate records of the Company, including the Company’s Articles and by-laws, have been delivered to the Buyer or its agent for review prior to the Execution Date. As of the Closing Time, all such corporate records have been maintained in accordance with Applicable Law and contain complete and accurate:

(i) minutes of all meetings of the directors, any committee thereof and the shareholders of the Company held since the date of incorporation;

(ii) originals of all resolutions of the directors, any committee thereof and the shareholders of the Company passed by signature in writing since the date of incorporation; and

(iii) all waivers, notices and other documents required by Applicable Law to be contained therein,

and reflect all actions taken and resolutions passed by the directors and shareholders of the Company since the date of incorporation.

(f) The list of officers and directors in Schedule 3.1.1(f) constitutes a complete and accurate list of all officers and directors of the Company on the Execution Date.

(g) The authorized capital of the Company is comprised of an unlimited number of Class A Common, Class B Common, Class A Special and Class B Special shares, of which 200 Class A Common shares, 500,000 Class A Special shares and 500,000 Class B Special shares are issued and outstanding, all of which are fully paid and non-assessable. Except as set forth in Schedule 3.1.1(g), the persons listed thereon are the lawful, record and beneficial owners of all of the outstanding shares of capital stock of Company free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts or other arrangements or restrictions. There exists no plan, agreement or intention to allocate or distribute the Purchase Price other than in accordance with the ownership interests reflected in Schedule 3.1.1(g) including, without limitation, allocating differently among the Shareholders or allocating to current or former employees of the Company. At the Closing, the Shareholders will transfer good and marketable title to all of the Shares, free and clear of all Encumbrances, there are no restrictions on the transfer of the Shares, except those set forth in the Articles.

3.1.2	No Options

No Person other than the Buyer, has any oral or written agreement, option, warrant, privilege, right or right of first refusal or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase or other direct or indirect acquisition of some or all of the Shares. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments, whether oral or written, of any character relating to the share capital of the Company or obligating the Shareholders or the Company to issue or sell any securities of, or any other interest in the Company. The Company does not have outstanding and has not authorized any stock appreciation, phantom stock, profit participation or similar rights.

3.1.3	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Company or the Shareholders of any covenant or obligation under this Agreement or any Closing Document to which such Company or the Shareholders is a party, or the Closing:

(a) contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i) any Applicable Law pertaining to the Company or the Shareholders;

(ii) any Licence held by the Company or the Shareholders;

(iii) the Articles, by-laws, directors or shareholders resolutions, or any unanimous shareholders’ agreement of the Company; or

(iv) the provisions of any Contract, Lease, mortgage, security document, obligation or instrument, any of which are Material to which the Shareholders or the Company is a party, or by which either of them are bound or affected

(b) relieve any other party to any Contract, Lease, Equipment Lease or Contractual Right, any of which are Material, of that party’s obligations thereunder or enable it to terminate its obligations thereunder; or

(c) result in the creation or imposition of any Encumbrance on the Company.

3.1.4	Consents, Approvals

No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Entity or other Person is required by the Shareholders or the Company, in connection with

(a) the Closing or (b) the execution and delivery by the Shareholders of this Agreement or the Closing Documents to which they are parties, or (c) the observance and performance by the Shareholders of its obligations under this Agreement or the Closing Documents to which they are parties except as set forth in Schedule 3.1.4.

Schedule 3.1.4 further identifies all Material contracts under which the Company is required to request or obtain a consent to, or give notice of, a change of control of the Company.

3.1.5	The Financial Statements

True, correct and complete copies of the Financial Statements are set out in Schedule 3.1.5, and, except as otherwise disclosed in Schedule 3.1.5:

(a) have been prepared in accordance with GAAP on a basis consistent with that of the preceding periods;

(b) are complete and accurate in all material respects;

(c) present fairly, in all material respects, the financial position of the Company and the results of its operations as at the dates thereof and for the periods covered thereby;

(d) are in accordance with the Books and Records; and

(e) with the exception of statutory adjustments made in the ordinary course of tax preparation, contain no material differences with the accounting methods applied by Company for tax purposes.

Except as disclosed on Schedule 3.1.5, no information has become available to the Company that would render the Financial Statements incomplete or inaccurate. The Condition of the Business as of the date hereof is at least as good as the financial condition reflected in the Financial Statements.

3.1.6	Undisclosed Liabilities

The Company has no material Liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(a) Liabilities disclosed and to the extent provided for in the Financial Statements; and

(b) Liabilities incurred in the ordinary course of business since December 31, 2014, which are consistent with past practice, and (i) do not violate any covenant contained in this Agreement or the Closing Documents, (ii) do not constitute a breach of any representation or warranty made in or pursuant to this Agreement or any of the Closing Documents, and (iii) do not arise out of, relate to or result from and which are not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law.

3.1.7	Absence of Changes

Since December 31, 2014:

(a) the Company has conducted the Business in the ordinary course, has not incurred any debt or Liability, nor granted any rights in the Owned IP Rights, out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve the Business;

(b) there has not been any material change in the Condition of the Business or the financial condition or results of operations of the Company, other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been materially adverse and have not had nor may they be reasonably expected to have, either before or after the Closing Time, a material adverse effect on the Condition of the Business or the financial condition or results of operations of the Company;

(c) there has not been any change in, or creation of, any Applicable Law, any termination, amendment or revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse effect on any of the Company or the Condition of the Business; and

(d) there has not been any change in the accounting principles, policies, practices or procedures of the Company or their application to the Company.

3.1.8	Absence of Unusual Transactions

Except as disclosed on Schedule 3.1.8, since December 31, 2014 the Company has not:

(a) (1) except for sales of inventory in its Ordinary Course, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Premises in substantially the same condition as existed on December 31, 2014, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Premises, (4) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate)), licensed any intangible asset from any other Person, except non-exclusive licenses in the Ordinary Course of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in the Ordinary Course under which the payments do not exceed $10,000.00 (individually or in the aggregate), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(b) waived, released, granted, assigned, transferred, licensed or permitted to lapse any material right or claim except in the ordinary course of business;

(c) incurred or assumed any Liability (fixed or contingent) other than Liabilities included in the Financial Statements and Liabilities incurred since December 31, 2014 in the ordinary course of business;

(d) paid, discharged, settled or satisfied any Liability (whether absolute, accrued, contingent or otherwise), Proceeding or appeal pending against it;

(e) discharged or satisfied any lien or encumbrance, or paid any Liability (fixed or contingent) other than Liabilities included in the Financial Statements and Liabilities incurred since December 31, 2014;

(f) suffered an operating loss or any extraordinary loss;

(g) made any material change in the method of billing customers or the credit terms made available to customers;

(h) hired or dismissed any employee;

(i) failed to (1) keep intact the then-existing business organization of the Company, (2) keep available to the Company the then-existing officer and management-level employees of the Company or (3) preserve, and prevent any degradation in, the Company’s relationship with any of its suppliers, customers or others having material business relations with the Company;

(j) waived or omitted to take any action in respect of any rights of substantial value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to the Business;

(k) (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Benefit Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee, (3) increased any compensation or fringe benefit of any director, officer or employee or paid any benefit to any director, officer or employee, other than pursuant to a then-existing Benefit Plan and in amounts consistent with past practice, (4) granted any award to any director, officer or employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Benefit Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(l) created any Encumbrance or suffered or permitted any such Encumbrance that has arisen since that date to remain, except for Permitted Encumbrances;

(m) modified, amended or terminated any Material contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business;

(n) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed, cancelled or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(o) (1) incurred any debt or Liability for borrowed money, or incurred any other debt or Liability except in the ordinary course of its business, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(p) entered into or become bound by any contract, agreement or arrangement, written or oral, either not in the ordinary course of its business or involving or which may result in the payment of money by the Company of an amount in excess of $5,000.00;

(q) (1) failed to prepare and timely file all Tax Returns with respect to the Company or any subsidiary of the Company required to be filed during such period to pay tax due during such period or timely withhold and remit any employment Taxes with respect to the Company or any subsidiary of the Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes or (4) settled or compromised any material Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or took any other similar action relating to any Tax;

(r) (1) adopted or changed any material accounting method or principle used by the Company, except as required under GAAP or the Code or (2) changed any annual accounting period;

(s) amended or changed, or authorized any amendment or change to, any of its formation or organizational documents; and

(t) authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.9	Tax Matters

(a) Payment of Taxes

The Company has properly completed and timely filed all Tax Returns required to be filed by it and has timely paid all Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns are complete and accurate in all respects and were prepared in compliance with all Applicable Laws. The Company has duly and timely complied with all installment requirements imposed on the Company by any Applicable Law or Governmental Entity. There are no currently effective agreements or waivers extending the time for the filing of a Tax Return or payment of Taxes by the Company.

(b) Accrual or Reserve

The Company has established an adequate accrual or reserve in accordance with International Financial Reporting Standards for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Closing Date (which accrual or reserve is fully reflected on the Closing Date Balance Sheet), and has no Liability for Taxes for periods or portions of periods prior to the Closing Date in excess of the accruals or reserves so established and reflected on the Closing Date Balance Sheet. The Company does not have any Liability for unpaid Taxes accruing after the Closing Date except for Taxes arising in the ordinary course of business subsequent to the Closing Date.

(c) Tax Withholdings

The Company has complied with all Applicable Laws relating to the collection, payment and withholding of Taxes, has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and payments to non-residents of Canada (within the meaning of the Tax Act) and paid over to the proper Governmental Entity (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Laws (including Part XIII of the Tax Act, Canada Pension Plan, employment insurance, federal and provincial income Taxes and relevant provincial income and employment Tax withholding laws), and has timely filed all withholding Tax Returns and all Tax Returns related to collection and remittance of Taxes, for all periods through and including the Closing Date.

(d) Encumbrances for Taxes

There are no Encumbrances in respect of any Liabilities for Taxes against the Company.

(e) Shareholders Tax Status

None of the Shareholders are, nor are they deemed to be, non-residents of Canada for purposes of the Tax Act.

(f) Company Tax Status

The Company is a Canadian-controlled private corporation, within the meaning of the Tax Act, and has been since its date of incorporation.

There are no circumstances existing which could result, and the Closing will not result, in the application to the Company of any of sections 78 through 80.04 of the Tax Act or any substantially similar provisions of any applicable provincial Tax laws.

The Company has not claimed any reserve or deduction or made any election under the Tax Act or under any equivalent provision of any Applicable Law that could require an amount to be included in the income of the Company for any period ending after the Closing Date.

The Company has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in the Company’s capital dividend account at the time of such election.

(g) Value Added, Sales and Use Taxes

The Company is registered for all applicable Canadian federal and provincial value added, sales, and use taxes, and has charged, collected, reported, remitted and paid all applicable Canadian federal and provincial value added, sales, and use taxes and has maintained all of the documents and other records required by Applicable Law in respect of such taxes, as well as in respect of any claimed Tax credits, refunds or rebates.

(h) Non-arm’s Length Transactions

The Company has not entered into any transaction or series of transactions with any non-resident Person with whom the Company does not deal at arm’s length (within the meaning of the Tax Act) that could result in an adjustment referred to in subsection 247(2) of the Tax Act, or the imposition of penalties under subsection 247(3) of the Tax Act.

The Company has not acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired.

(i) Reassessments

No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company. The Company has not received any written notification from any Governmental Entity regarding any Tax issues that are currently pending before such Governmental Entity or have been raised by such Governmental Entity and not yet finally resolved. No Tax Return of the Company is under audit by any Governmental Entity. All past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Governmental Entity. There is not in effect any agreement, waiver, or other arrangement providing for an extension of time that would extend the statutory period in which a taxing authority may assess, reassess or collect a Tax against the Company. Assessments under the Tax Act and all other applicable legislation of like effect have been made with respect to the Company covering all past periods through the end of the most recent fiscal year.

(j) Non - Eligible Dividends

The Company has not designated any dividends as eligible dividends as defined by subsection 89(1) of the Tax Act in amounts in excess of the amounts available in the Company’s general rate income pool.

(k) Claims for R&D Tax Credits

Forms T661, and its supplemental forms, and Schedule T2SCH31 (and their provincial equivalents) have been accepted as correct and complete by the relevant Governmental Entities for the purposes of the Tax Act and any relevant provincial taxing statute.

In this Section 3.1.9, the term Company equally applies to any subsidiaries of the Company.

3.1.10	Contracts

(a) Except for those Contracts, Contractual Rights, Leases, and Equipment Leases as disclosed in Schedule 3.1.10, the Company is not a party to or bound by any material contract, agreement, lease or commitment, whether oral or written. True and correct copies of the Contracts, Contractual Rights, Leases and Equipment Leases have been delivered to the Buyer or its solicitors prior to the Execution Date. Notwithstanding the foregoing, the following Contracts, whether oral or written, to which the Company is a party or by which any of its assets is bound are listed on Schedule 3.1.10:

(1) each Contract regarding any employment, severance or change-of-control;

(2) each operating lease (as lessor or lessee) of tangible personal property;

(4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property Rights (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course);

(5) each Contract regarding any management, personal service or consulting or other similar type of Contract (other than agreements disclosed on Schedule 3.1.15, and other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services rendered before the termination thereof);

(6) each Contract for the purchase by the Company of any supply or product (except those entered into in the Ordinary Course on an order-by-order basis where the amount thereof is less than $10,000.00 per Contract);

(7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Company or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8) each Contract under which the Company is obligated to make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9) each Contract under which the Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;

(10) each outstanding power of attorney with respect to the Company;

(11) each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12) each Contract requiring the Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13) each partnership, joint venture or similar Contract;

(14) each Contract with any Affiliate of (A) the Company or (B) any officer, director, governor or manager of (or any person holding a similar position with) the Company;

(15) each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Company;

(16) each Contract for any advertising or promotional service or website design or hosting;

(17) each Contract containing any form of most-favored provision in favor of any supplier or customer of the Company;

(18) each Contract for the sale of any product or service offered by the Company that calls for performance over a period of more than six months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company except Liability with respect to products or services ordered before the termination thereof) and each Contract for the sale of any product or service offered by the Company that deviates in any material respect from the sample customer agreement attached to Schedule 3.1.10; and

(19) each other Contract not entered into in the Ordinary Course.

(b) The Contracts and Contractual Rights are all in good standing and in full force and effect with no amendments except as disclosed in Schedule 3.1.10. All of the Contracts and Contractual Rights are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. The Company has complied with all material terms thereof, has paid all amounts due thereunder, has not waived any material rights thereunder and no material default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to the Company under the Contracts and Contractual Rights are still due and owing to the Company without any right of set off. Schedule 3.1.10 also sets forth all quotations, orders or tenders for contracts which remain open for acceptance. The Company is not a party to any Contract or Contractual Right which it does not have the capacity to perform, including the necessary personnel, equipment and supplies. No purchase commitment of the Company is in excess of its normal business requirements or is not terminable by the Company without penalty on thirty (30) days’ notice.

3.1.11	Absence of Guarantees

The Company has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations.

3.1.12	Restrictions on Business

The Company is not a party to any agreement, lease, mortgage, security document, obligation or instrument, which limits the freedom of the Company to compete in any line of business, or to transfer or move any of its assets, or subject to any restriction in the Articles, its by-laws or its directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Entity or subject to any Applicable Law or Order which could materially restrict or interfere with the conduct of its business or its use of its assets or which could materially limit or restrict or otherwise adversely affect the Condition of the Business, other than statutory provisions and restrictions of general application to its business.

3.1.13	Compliance with Applicable Law

The Company has conducted and is conducting the Business in compliance with all Applicable Laws of each jurisdiction in which the Business has been and is carried on and not in breach of any Applicable Law. Without limiting the generality of the foregoing, the Company is in compliance with all laws and guidelines in respect of trust obligations, disclosure of conflicts of interest and perceived conflicts of interest and in respect of portfolio transfers.

3.1.14	Condition of Assets

All tangible assets required to operate the Business in all material respects are in reasonable working condition and repair, reasonable wear and tear excepted.

3.1.15	Employees

(a) Schedule 3.1.15 contains:

(i) the names and titles of all Employees, together with the location of their employment;

(ii) the date each Employee was hired and whether they are full-time or part-time;

(iii) a list of all written employment contracts between the Company and Employees and sets out any termination entitlements;

(iv) a list of all agreements between the Company and Employees which would or could trigger enhanced payments, benefits or rights to such Employees as a result of the consummation of the transactions contemplated by this Agreement, and an accurate description of the material terms and conditions contained therein;

(v) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Employee is entitled;

(vi) the Employees’ annual vacation entitlement and the amount of vacation pay to which each Employee is entitled on the date hereof;

(vii) the names of all retired or former employees of or engaged by the Company who are entitled to benefits from the Company and the nature of such benefits;

(viii) the names of all Non-Active Employees, the reason they are Non-Active Employees, whether they are expected to return to work and if so, when, and the nature of any benefits or accommodation to which such Non-Active Employees are entitled from the Company;

(ix) full and complete list of agreements with independent contractors for the provision of consultancy services or the services of personnel to the Company and of the terms applicable to the secondment to the Company of any Person; and

(x) details concerning the EPSP and any other material terms of employment.

(b) Except as disclosed in Schedule 3.1.15, no Employee is employed under a contract which cannot be terminated by the Company with or without notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law.

(c) The Company has not made any loan or advance, other than travel advances made in the ordinary course of business, to any Employee or Non-Active Employee which is outstanding. None of the Employees of the Company have indicated a desire to terminate or to work other than on a full-time basis.

(d) The Company is in material compliance with all, and the Shareholders are not aware of any material non-compliance with any, labour and employment legislation applicable to the Company and the Employees, including all employment standards, human rights, discrimination, labour relations, occupational health and safety, pay equity, wages, hours, employment equity, collection and payment of withholding or payroll taxes, or workplace safety and insurance legislation and there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation.

(e) All Liabilities in respect of Employees have been paid or accrued in the ordinary course of business, including compensation of any kind, premium contributions, remittance and assessments for employment insurance, employer health tax, all Pension Plans, taxes of any kind, workplace safety and insurance and any other Liability required under employment related legislation.

(f) Except as otherwise disclosed on Schedule 3.1.15, if an Employee has been an employee of the Company for at least 12 months, the Company has reviewed and adjusted the salary for such Employee within the last 12 months. There is no commitment or agreement to increase wages or to modify the terms and conditions of employment of any Employee. There are no employment agreements, commitments, policies, plans or arrangements binding on the Company pursuant to which any amounts may become payable by the Company to any Employees, former employees, directors, consultants, independent contractors of the Company as a result of the consummation of the transaction contemplated by this Agreement.

(g) The Company has not mischaracterized or misclassified any employee as an independent contractor or subcontractor. The Company has no knowledge of any independent contractors, any former independent contractors or any controlling shareholder of a former independent contractor having any claim against the Company (i) under or relating to such Persons’ consulting and/or independent contractor contracts or arrangements with the Company; or (ii) arising out of or relating to any mischaracterization or misclassification of such Person as an independent contractor of the Company, including, without limitation, any proceedings under the Workplace Safety and Insurance Act, 1997 (Ontario) or other Applicable Law.

(h) There are no challenges, audits or rulings from any governmental ministry, agency, tribunal or commission including the Canada Revenue Agency, workers compensation boards or tribunals or ministries of labour regarding the status of any independent contractor that currently provides services to the Company, or that asserts that the Company failed to make the necessary withholdings or remittances from amounts paid to such independent contractors as required by Applicable Law. The Company has no knowledge that any independent contractor intends to or is considering terminating its contract with the Company or requesting a material change to the terms of that contract following the transactions contemplated hereby.

(i) The hourly rate paid to each independent contractor has been at least as much as the applicable minimum wage (on a fully-loaded basis) paid to Employees performing similar work, including all costs related to benefits, withholdings, vacation and sick days, holidays and other costs.

3.1.16	Collective Agreements/Labour Problems

(a) The Company is not nor has ever been a party, either directly or by operation of law, to any Collective Agreement. No Collective Agreement restricts the relocation or closing of any part of the Business. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of the Company, there are no threatened or pending union organizing activities involving the Employees.

(b) The Company has no labour problems that might adversely affect the Business or lead to an interruption of operations.

3.1.17	Benefit Plans

(a) Schedule 3.1.17 contains a true and complete list of each Benefit Plan. The Company is not and has never been bound by or subject to a Pension Plan.

(b) The Company has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee or former employee of or engaged by the Company, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan with each applicable Governmental Entity.

(c) With respect to each of the Benefit Plans, the Shareholders have delivered to the Buyer or its agent true and complete copies of each of the following documents:

(i) a copy of the document or documents establishing the current terms of the Benefit Plan (including all prior amendments thereto and all predecessor documents and prior versions);

(ii) a copy of all material employee communications relating to the Benefit Plan, whether or not such communications have been, or are required to be, filed with any applicable Governmental Entity;

(iii) if the Benefit Plan is now or has at any time been funded through a trust, a copy of the current trust agreement (if applicable) and all prior trust agreements, including all amendments thereto, and the most recent financial statements and tax returns of the trust; and

(iv) if the Benefit Plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement, including all amendments thereto, and the most recent financial information related to such arrangement.

(d) All assets held in any funding arrangement associated with a Benefit Plan have been held, invested and otherwise dealt with in compliance in all material respects with Applicable Law and the terms of the Benefit Plan and the associated funding arrangement.

(e) Neither the execution and delivery of this Agreement, the observance and performance by the Shareholders and the Buyer of their obligations under this Agreement or the Closing Documents nor the Closing will, in and of itself, accelerate the time of vesting or payment under any Benefit Plan, require any funding or securing of benefits under any Benefit Plan or increase the rights or entitlements of any Employee or former employee under any Benefit Plan.

(f) The financial statements or financial information related to each Benefit Plan that have been provided to the Buyer are complete and accurate in all material respects for the period indicated therein. There have been no material changes in any Benefit Plan that are not reflected for the full period reported on, in the financial statements or financial information.

(g) With respect to any Benefit Plan that is funded through an insurance policy, there will be no liability of the Company as of the Closing Date under any insurance policy or any ancillary agreement thereto, whether in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Time.

(h) No Benefit Plan provides benefits beyond retirement or termination of employment.

(i) There are no outstanding, pending, threatened or anticipated claims by or in respect of any of the Benefit Plans, including claims by or in respect of any of the Benefit Plans against any Person (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to provide a valid basis for any of the foregoing.

3.1.18	Litigation

Except as set forth in Schedule 3.1.18: (i) there are no Proceedings pending or, to the knowledge of Company or Shareholders, threatened in any court or before any Governmental Entity against, by or affecting either Company or the Business, or its prospects or condition (financial or otherwise) or any of its properties or assets; (ii) there are no Proceedings pending or, to the knowledge of Company or Shareholders, threatened in any court or before any Governmental Entity which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or which would declare the same unlawful or cause the rescission of these transactions; (iii) neither Company nor the Shareholders has been charged with or, to the knowledge of Company or the Shareholders, is threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any Applicable Law; and (iv) Company is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality; and (v) Company has not received any subpoena or other request for information within the last three (3) years from any Governmental Entity and (vi) neither the Company nor the Shareholders nor any of their respective officers, directors, employees, agents or representatives acting on its or their behalf, has in the past ten (10) years, directly or indirectly, made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Covered Party, (i) for the purpose of (A) influencing any act or decision of that person, (B) inducing that person to omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing that person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Company in obtaining or retaining business, or directing business to any Person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

3.1.19	Insurance

The Company is insured by reputable insurers against Liability, loss and damage, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets particulars of which are set out in Schedule 3.1.19, and such insurance coverage will be continued in full force and effect to and including the Closing Date. Schedule 3.1.19 is a true and complete list of all such insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Company as of the date hereof. The Company is not in default with respect to any of the provisions contained in any such insurance policy. For any current claim that has not been settled or finally determined, the Company has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny Liability on any such claim. All such policies of insurance are in full force and effect and the Company is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.1.20	Title to Properties

Except for Permitted Encumbrances identified as such in Schedule 3.1.20 and as disclosed in the Financial Statements or in Schedule 3.1.20, the Shares are free and clear of all Encumbrances and the Company has good and marketable title to all of its assets free and clear of all Encumbrances. Those assets listed in the Schedules are accurately described in the Schedules and constitute all of the assets owned by or licenced to the Company which are necessary or desirable to operate the Business as it has been operated by the Company in the ordinary course prior to Closing.

3.1.21	Ethical Practices; Sanctions Regimes

The Company has not, nor, to the knowledge of the Company, has any officer, director, Employee, agent, consultant or representative of the Company or any other Person associated with or acting for or on behalf of the Company directly or indirectly:

(a) made, offered or promised to make or offer, or solicited or accepted any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment in business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company; (iv) to assist that Person in improperly obtaining or maintaining a business relationship with the Company or (v) otherwise securing any improper advantage;

(b) established or maintained any fund or asset that has not been recorded in the Books and Records and/or the Financial Statements;

(c) created or caused the creation of any false or inaccurate Books and Records related to any of the foregoing; or

(d) otherwise violated any provision of any applicable anti-bribery and anti-corruption laws including Canada’s Corruption of Foreign Public Officials Act (“Anti-Bribery Laws”).

The Company is not, nor to the knowledge of the Company, no officer, director or Employee, agent, consultant or representative of the Company, or other Person associated with or acting for or on behalf of the Company is subject to any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Bribery Laws.

The Company is, and for the past five years has been, in full compliance with all Applicable Laws related to customs, export and import controls, economic sanctions, trade embargoes, anti-terrorism and any trade sanctions and restrictions including but not limited to Canada’s Export and Import Permits Act, the United Nations Act, the Criminal Code of Canada and the Special Economic Measures Act, and any comparable foreign or international laws including any orders and regulations made thereunder. To the knowledge of the Shareholders, no customer of the Company has any business with any Person, firm or entity to which sanctions and restrictions apply. The Company has no transactions or dealings in, with or involving Iran, Cuba, Iraq, North Korea, Syria or Sudan.

Each United States and other Customs Duty with respect to the Company has been paid. With respect to the imports into and exports from the United States of the Company (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. The Company is not the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. The Company has maintained at least five years’ worth of import records as required by sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to the Company). “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Entity upon any item by reason of such item’s importation into the United States or any other country.

3.1.22	Intellectual Property Rights

(a) Owned IP Rights.

(i) Except as set out in Schedule 3.1.22, there are no Intellectual Property Rights owned by the Company (the Intellectual Property Rights listed or to be listed in Schedule 3.1.22 are referred to herein as the “Owned IP Rights”).

(ii) The Company has not entered into license agreements as licensor with respect to any of the Technology owned by the Company (“Owned Technology”) with third parties, or permitted third parties to use any of the Owned Technology on terms other than those substantially standard written payment and other terms which it offers to all third parties, a true and correct copy of which standard terms has been provided to the Buyer.

(b) Ownership; No Encumbrances. The Company is the unrestricted legal and beneficial exclusive owner of the Owned IP Rights listed in Schedule 3.1.22 and no Owned IP Right is: (i) subject to Encumbrances or any rights of any Person, or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances. The Company is free to dispose of the Owned IP Rights in any manner, and such dispositions do not violate any of its legal obligations.

(c) Maintenance. The Company has properly maintained and shall continue until Closing to properly maintain any Owned IP Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

(d) Licensed IP Rights. Schedule 3.1.22(d) includes a correct and complete list of all Intellectual Property Rights (i) licensed or sub-licensed by any third party (including, without limitation,

any of the Company’s Affiliates) to the Company or any of its licensees; and (ii) other than with respect to any Standard Software to be licensed or sub-licensed by any third party to the Company or any of its licensees on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such Intellectual Property Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement, other than Standard Software (the Intellectual Property Rights listed or to be listed in Schedule 3.1.22 are referred to hereinafter as the “Licensed IP Rights”). All agreements providing for a license to the Company or any of its licensees of any rights to use any Licensed IP Rights are in full force and effect and enforceable against the licensor in accordance with their terms.

(i) Standard Software. Schedule 3.1.22(d) includes a correct and complete list of all Software and Technical Information (i) licensed or sub-licensed by any third party (including, without limitation, any of the Company’s Affiliates) to the Company or any of its licensees; and (ii) to be licensed or sub-licensed by any third party to the Company or any of its licensees on, prior to or after the Closing Date pursuant to this Agreement, in each case of (i) and (ii) above on terms which are substantially standard payment and other terms which are offered substantially unchanged by such third party to all third party licensees (the Software and Technical Information listed or to be listed in Schedule 3.1.22 is referred to hereinafter as the “Standard Software”), with the exclusion of Open Source Software. All agreements providing for a license to the Company or any of its licensees of any rights to use any Standard Software are in full force and effect and enforceable against the licensor in accordance with their terms and will remain so after Closing on substantially the same terms.

(ii) Open Source Software. Other than as set forth in Schedule 3.1.22, the Owned IP Rights and, to the Company’s knowledge, the Licensed IP Rights do not include any open source, shareware, charityware, publicware, freeware code or other freely available software that is subject to restrictions on use. Schedule 3.1.22 lists all software or other material that: (i) is licensed pursuant to terms that grant, or purport to grant, to any third party any rights to the Owned IP Rights or the Licensed IP Rights, (ii) requires as a condition of use, modification and/or distribution of such open source software, freeware, shareware, charityware, publicware or other Software, that other software incorporated into, derived from or distributed with such software (A) be disclosed or distributed in source code or object code form, (B) be licensed to others for the purpose of making derivative works, (C) be redistributable at no charge; (D) be made available for use by the general public; (E) when combined with other Software, be automatically deemed a part of the public domain, or (F) must provide others with the right to modify it; or (iii); is or is required to be distributed under a similar licensing or distribution model (including but not limited to any license which complies with the Open Source Initiative Company’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI) (the freeware, shareware, charityware, publicware, free software and open source software listed or to be listed in Schedule 3.1.22 are referred to hereinafter as the “Open Source Software”) that the Company or any of its Affiliates uses or licenses, and true and correct copies of which licenses have been provided to the Buyer. Open Source Software shall include software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. The Company’s use and distribution of each component of Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Owned IP Rights or Licensed IP Rights or obligations for the Company with respect to any Owned or Licensed IP Rights, including without limitation any obligation to disclose or distribute any such Intellectual Property Rights in source code form, to license any such Intellectual Property Rights for the purpose of making derivative works, or to distribute any such Intellectual Property Rights without charge.

(iii) All Software (other than any Software owned by the Company or any of its Affiliates) that is used or licensed by the Company from third parties (i) is commercially available off-the-shelf Software; (ii) fully conforms in all material respects as to its functionality, performance and operation with all related documentation, specifications, representations, warranties and other descriptions thereof; (iii) is operative in all material respects for its intended purposes free of any material problems, defects, deficiencies, bugs, errors, viruses or other corrupting influences; and (iv) has been maintained by or on behalf of the Company in compliance with all applicable contracts relating thereto.

(e) Necessary Rights / Registrations. No Technology other than the Owned IP Rights, the Technical Information, the Software owned by the Company, the Standard Software and the Licensed IP Rights are currently used by or necessary for the Company to conduct the Business as currently conducted and as proposed to be conducted in the future.

(f) No Challenges, Proceedings. To the Company’s knowledge, except as set out in Schedule 3.1.22; (i) the Company’s ownership of, or right to use, any Technology, and the validity or enforceability of the Owned Technology, has not been challenged by any third party; (ii) no such challenge has been threatened in writing; and (iii) there are no circumstances which would give rise to such challenge. None of the Technology owned or licensed or leased by the Company is subject to any pending judgment, injunction, order or decree issued against the Company restricting the use or the licensing thereof by it to any third party or adversely affecting the ownership, validity or enforceability of any Owned Technology. There is no claim from any third party or proceeding settled, pending or threatened against Company with regard to any Technology owned by the Company or the Company’s right to use any Technology that is licensed or leased from third parties.

(g) No Infringement. The Company does not infringe upon any intellectual property right or any other rights of any Persons, and no such infringement has been asserted in any form, including in writing. The conduct of the Business as currently and formerly conducted, and processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and will not infringe, dilute, misappropriate or otherwise violate in any way, any proprietary or intellectual property right of any third party (including any right to privacy or publicity, or claims of unfair competition or trade practices under the laws of any jurisdiction). There is no claim or proceeding settled, pending or threatened against the Company alleging any such violation or infringement with any third party’s proprietary rights or intellectual property rights. To the Company’s knowledge, except as set forth on Schedule 3.1.22(g), no third party has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Owned Technology.

(h) Inventions

(i) There are no inventions by employees, by independent contractors or free-lancers used in the Business which have not been transferred to the Company.

(ii) Except as set forth on Schedule 3.1.22, all persons currently retained or employed by the Company who, in the course of their work for the Company have, will or might reasonably be expected to bring into existence Intellectual Property Rights or things protected by Intellectual Property Rights (“Work Product”) are individually bound by agreements with the Company whereby all ownership of all such Work Product vests in the Company and all such agreements contain terms which prevent such persons disclosing any Confidential Information about the Company and its business and by which such persons waive any moral rights which they may have in such Work Product in favour of the Company and its successors and assigns.

(i) Confidentiality. Confidential Information, including know-how and trade secrets used by the Company, are kept strictly confidential and the Company has taken all commercially reasonable steps to maintain confidentiality of its Confidential Information or as required by any other person who has provided its Confidential Information or trade secrets to the Company. The Company is in compliance with its confidentiality obligations under all of the Contracts and the Company is not aware of any such confidentiality (contractual or otherwise) having been breached. Except as required to comply with the Company’s filing requirements with any Governmental Entities, and except as required to conduct its business in a commercially reasonable manner, the Company has not disclosed any of its Confidential Information to any other person, without executing an adequate agreement to protect the confidentiality of such Confidential Information.

(j) Marketing Material. There are no outstanding Proceedings against the Company in respect of any of the Company’s advertising, marketing and sales promotions.

(k) Business Names. Except as set forth in Schedule 3.1.22 the Company does not use on its letterhead, brochures or sales literature nor does it otherwise carry on its business under any name other than its corporate name.

(l) Ownership

The Company is or at Closing will be the exclusive owner of the Owned Technology and all right, title and interest in and to the Owned Technology, free and clear of all Encumbrances except for Permitted Encumbrances and the Company has no knowledge of any claim of adverse ownership in any Owned Technology.

(m) Complete

The Owned Technology together with the Technology licensed or leased by the Company is sufficient and complete to enable the Company to carry on the Business as it was carried on immediately prior to the Closing Date.

3.1.23	Information Technology

(a) Information Technology. The Company either owns or holds valid leases and/or licenses to all computer Hardware, Software, websites and website content networks and other information technology (including computer and communications equipment and associated peripheral devices and the related operating and application systems, including architecture, structure, development tools, systems, servers, switches, routers, printers, peripheral equipment, cabling, networks, telecommunications, circuits, mask works, chips, technical and functional information, specifications, engineering information, and other technology) (collectively, the “Information Technology”) which is used by or necessary for the Company to conduct its business as conducted prior to the Closing Date. Except for the Microsoft Licenses, such leases or licenses are effective for, and cannot be terminated by the respective other party thereto with a notice period of less than six (6) months after the Closing Date. During the last twelve (12) months prior to the Closing Date, there have been no unauthorized access events, interruptions, data losses or similar incidents attributable to the Information Technology owned or used by the Company, which have had or which are reasonably likely to have a material adverse effect on Business. The Information Technology owned or used by the Company has the capacity and performance necessary to meet the current requirements of the Company.

(b) Hardware and Software. The Company’s computer equipment and other hardware (the “Hardware”) has been satisfactorily maintained and supported and, except as disclosed on Schedule 3.1.23(b), has the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than thirty (30) day’s prior written notice, a true and correct copy of which has been provided to the Buyer. The Hardware and the Company’s Software have adequate capability and capacity for the current requirements of the Company.

(c) Privacy. The Company does not store and, to the Company’s knowledge, has never stored information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual. No information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, is necessary or required for the Company to provide its products, solutions or services to any customer.

3.1.24	Environmental Matters

(a) Compliance

There are no Environmental Permits necessary or desirable to operate the Business. All operations of the Company are now and always have been in compliance in all respects with all applicable Environmental Laws and all Environmental Permits, if any.

(b) Remedial Orders

None of the Company or the Business are the subject of any Remedial Order, nor to the knowledge of the Shareholders, are there any facts that could result in any Remedial Order or any Proceeding being commenced to determine whether any such Remedial Order is necessary.

(c) No Offences

(i) The Company has not been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law nor has the Company been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has the Company settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law; and

(ii) The Company has not received any notice of judgment or commencement of Proceedings of any nature, or experienced any search and seizure, nor is the Company under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law.

(d) No Release or Disposal of Hazardous Substances

The Company has not caused or permitted, and neither the Shareholders nor the Company has any knowledge of, the Release, presence or Disposal of any Hazardous Substance on, from, under or to the Leased Premises or of any Release, presence or Disposal of a Hazardous Substance from a facility owned or operated by any other Person, including previous owners, for which the Shareholders may have Liability.

(e) Specific Issues

(i) Neither the Shareholders nor the Company have received any Environmental Notice that Company is, or is potentially, responsible for any clean-up, remediation or corrective action under any Environmental Laws and each has no knowledge, after having made due inquiry and investigation, of any facts which could give rise to any such Environmental Notice;

(ii) Neither the Shareholders nor the Company is aware, after having made due inquiry, of the presence of any storage tanks under, on, at or in the Leased Premises; and

(iii) Neither the Shareholders nor the Company have received any request for information with respect to the Release or Disposal of any Hazardous Substance on, at, from, to or under any of the Leased Premises or the existence of a Hazardous Substance or waste disposal site on, at or under any of the Leased Premises.

3.1.25	Occupational Health and Safety

There are no inspection reports under Occupational Health and Safety Acts relating to the Company. There are no outstanding inspection Orders nor, to the best of the Shareholders’ knowledge, information and belief, are there any pending or threatened charges or prosecutions made under any Occupational Health and Safety Acts relating to the Company, or the Business. There have been no fatal or critical accidents within the last three (3) years which might lead to charges under Occupational Health and Safety Acts. The Company has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to the Company which are currently outstanding.

3.1.26	Workers’ Compensation

The Company is not required to be registered under Applicable Laws related to workers’ compensation matters, and no claims, complaints or assessments regarding such matters have been made against the Company.

3.1.27	Owned Real Property

(a) The Company is not, and never has been, the registered or beneficial owner of any Real Property.

3.1.28	Leases of Real Property

(a) Other than the premises referred in subsection (b), the Company does not lease or occupy any other Real Property.

(b) The Premises used by the Company are occupied pursuant to the Leases, the material terms of which are set out in Schedule 3.1.28. There have been no amendments to any of the Leases other than as identified in such Schedule.

(c) Each of the Leases is valid and enforceable in accordance with its terms against the parties thereto.

(d) Each of the Leases covers the entire estate it purports to cover and following Closing, for Leases pursuant to which the Company is a lessee, will continue to entitle the Company to the use, occupancy and possession of the real property specified in the Lease for the purposes for which such property is currently used.

(e) All payments required to be paid by the Company pursuant to the Leases have been paid when due and the Company is not otherwise in default in meeting its obligations under any of the Leases.

(f) Except as described in Schedule 3.1.28, to the knowledge of the Shareholders none of the other parties to the Leases are in default in meeting any of their respective obligations under its respective lease or sublease, as applicable.

(g) No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to any of the Leases and no party to any Lease is claiming any such default or taking any action purportedly based upon any such default.

(h) The Company has not waived, or omitted to take any action in respect of, any of its rights under any Lease.

(i) Except as described in Schedule 3.1.28, to each of the Shareholder’s knowledge, there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases.

3.1.29	No Expropriation

The Company has not received any notice of expropriation of all or any of its assets and the Company is not aware of any expropriation Proceeding pending or threatened against or affecting its assets, nor of any discussions or negotiations which could lead to any such expropriation.

3.1.30	Major Suppliers and Customers

The Shareholders have disclosed to the Buyer on Schedule 3.1.30: (a) a list of each supplier of the Business to whom the Company paid in excess of $1,000.00 in the aggregate during the twelve (12) month period ending on November 30, 2015, together with the amount so paid; and (b) a list of each customer of the Business that provided revenue to the Company in excess of $1,000.00 in the aggregate during the twelve (12) month period ending on November 30, 2015, together with the amount of revenue for each such customer. To the knowledge of the Company and Shareholders, no such supplier or customer has any intention to change its relationship or any material terms upon which it will conduct business with the Company. There has been no interruption to or discontinuity in any customer or supplier arrangements or relationships referred to in this Section and the Company has not entered into any fixed price commitments (whether written or oral) which extend beyond the Closing Date out of the ordinary course of business.

Schedule 3.1.30 lists any customer of products and services of the Company during the six months prior to the Effective Time and listed beside each customer is the mailing address, telephone number, email address, and contact name for such customer.

3.1.31	Equipment Leases

Schedule 3.1.31 sets forth a true and complete list of all Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists on the part of the Company, or on the part of any of the other parties thereto. The entire interest of the Company under each of the Equipment Leases is held by the Company free and clear of any Encumbrances, except for Permitted Encumbrances and all payments due under the Equipment Leases have been duly and punctually paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

3.1.32	Licences

Schedule 3.1.1(d) lists all the Licences necessary or desirable for the operation of the Business and the ownership of the Company’s assets. The Company holds, free and clear of any and all Encumbrances, all Licences. Such rights are in full force and effect and the Company is not in violation of any term or provision or requirement of any such Licences, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced Proceedings to revoke, amend or impose conditions in respect of any Licence.

3.1.33	Copies of Agreements, etc.

True and complete copies of the documents and agreements listed in the Schedules have been delivered to the Buyer or its agent.

3.1.34	Books and Records

The Company has made available to the Buyer all Books and Records of or relating to the Company as particularly described in this Agreement and/or the Schedules hereto. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Company in accordance with good business practice and all material financial transactions relating to the Company have been accurately recorded in such Books and Records. The Books and Records,

(a) accurately reflect the basis for the material financial condition and the revenues, expenses and results of operations of the Company shown in the Financial Statements and the Closing Date Financial Statements; and

(b) together with all disclosures made in this Agreement or in the Schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Company as of and to the date hereof.

No information, records or systems pertaining to the operation or administration of the Company are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person. The Company has disclosed the existence of and made available for review by the Buyer all the Books and Records.

3.1.35	Bank Accounts

The name of each bank or other depository in which the Company maintains any bank account, trust account or safety deposit box is set forth in Schedule 3.1.35, along with the particulars thereof including the names of all persons authorized to draw thereon or who have access thereto.

3.1.36	No Joint Venture Interests or Agency or Distribution Arrangements

Except as disclosed on Schedule 3.1.36, the Company has not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture co-tenancy or other similar jointly-owned business undertaking or to acquire or lease any other business operation and does not have any other significant investment interests in any similar business owned or controlled by any third party.

Except as disclosed on Schedule 3.1.36, the Company is not a party to any agency, licensing, marketing or distributorship agreement or arrangement.

3.1.37	Discounts/Allowances

No customers of the Company are entitled to or customarily receive discounts, allowances, rebates or similar reductions in price or other trade terms arising from any agreements or understanding (whether written or oral) with or concessions granted to any customer.

3.1.38	Family Law and Equitable Interests

No order has been given under the Family Law Act (Ontario) (the “FLA”) which would or does affect the Shares or the Shareholders’ title thereto in any manner whatever, nor is there any application threatened or pending under the FLA or otherwise for an order which might affect such Shareholder’s title thereto or right to dispose of the Shares.

3.1.39	Brokerage Commission

The Shareholders represent and warrant to the Buyer, that no action taken by, or agreement or understanding reached by, the Shareholders that will make the Company, or the Buyer liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby. For greater certainty, the Shareholders will be liable to pay all fees and expenses of Corporate Division and Pharus Advisors Holdings, LLC.

3.1.40	No Insurance Default

The Company is not in default in remitting premiums or other monies due to any insurance companies, and is in compliance with Applicable Laws related to the conduct of the Business. The Company is not in default under any broker agreement or other agreement with any insurance company and is not subject to any Encumbrance in favour of any insurance company except as otherwise disclosed under this Agreement.

3.1.41	Revenue

The aggregate annualized revenues earned by the Company during the fiscal year 2014 and the revenues earned by the Company through to August 31, 2015 for each Former Customer are listed in Schedule 3.1.41. Except as disclosed in Schedule 3.1.41, since the end of the Company’s 2014 fiscal year, the Company has not lost any customer or client producing average annualized revenues to Company of $25,000.00 or more over the immediately preceding three years or, if less than three years ago, since the customer was first acquired (each a “Former Customer”).

3.1.42	Accounts Receivable

All of the Accounts Receivable on the Closing Date are bona fide, have been properly recorded in the Books and Records and, subject to reasonable reserves for doubtful accounts, recorded in the Ordinary Course in accordance with GAAP, consistent with past practice and reflected on the Closing Date Balance Sheet, are good and collectible in full when due, without any discount, set-off or counterclaim and without the need to resort to litigation, except as impaired on the Closing Date Balance Sheet.

3.1.43	Conflicts of Interest

None of the Company, nor any partner, director or shareholder of the Company or any associate of anyone of them or of such persons has any direct or indirect interest in any firm, corporation, association or business enterprise which competes with, is a customer or sales agent of or is engaged in business of the kind being conducted by the Company, except for interests that are not greater than one percent in a corporation whose shares are regularly traded on a major securities exchange. Neither the Company, nor any partner, director or Shareholder of it or any associate of anyone of them has any interest, directly or indirectly, in any contract with, commitment or obligation of or to, or claim against the Company. The term “associate” shall mean any relative or spouse of any of the partners, directors or Shareholder of the Company or any firm, corporation, association or business enterprise in which the Company or any of its partners, officers, directors or Shareholder participates as a director, officer, employee, agent representative, Shareholder, partner or joint venturer or has any direct or indirect financial interest, including, without limitation, the interest of a creditor in any form.

3.1.44	Certain Commitments

The Company is not a party to any agreement which provides that when losses of a client of the Company exceed a specified amount, the Company is obligated to assume, directly or indirectly, or to reimburse any other Person for, any portion of said losses, or to any agreement under which any portion of any fees, commissions or other payments earned by or payable to the Company is to be split with or otherwise paid to any other Person.

3.1.45	Service Warranties

Each service performed by the Company is and was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties. The Company does not have any Liability (and there is no reasonable basis for any Proceeding against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the interim financial statements for the period ended August 31, 2015. Schedule 3.1.45 contains copies of the standard terms and conditions for services of the Company (including applicable guarantee, warranty and indemnity provisions). No service performed by the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such Schedule.

3.1.46	Securities

Each Shareholder is acquiring such Shareholder’s portion of the SPS Common Stock hereunder for investment, solely for such Shareholder’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Each Shareholder acknowledges that none of the securities may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law, and that a legend to such effect will be applied to the certificate representing shares of SPS Common Stock issued to such Shareholder. Each Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the SPS Common Stock and has the net worth to undertake such risks. Each Shareholder represents and warrants that such Shareholder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Each Shareholder has had access to sufficient information regarding Buyer and its business and condition to make an informed decision to acquire the SPS Common Stock, including, without limitation, publicly available information filed by Buyer with the U.S. Securities and Exchange Commission (the “SEC”) and Buyer’s quarterly earnings release dated October 22, 2015.

Each Shareholder agrees that during the 180-day period commencing on the date of acquisition of SPS Common Stock, it will not: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of SPS Common Stock; or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the SPS Common Stock, whether any such transaction described in either clause above is to be settled by delivery of SPS Common Stock or such other securities, in cash or otherwise. The foregoing restrictions preclude the Shareholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the SPS Common Stock even if such securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the SPS Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from the SPS Common Stock. Notwithstanding the foregoing, this paragraph shall not apply to transfers expressly permitted by the Escrow Agreement.

3.1.47	Independent Investigation

Each Shareholder has performed, to such Shareholder’s satisfaction, an independent investigation, examination, analysis and verification of the business, assets, Liabilities, operations, prospects and condition (financial or otherwise) of Buyer. Each Shareholder acknowledges that such Shareholder has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer and has had the opportunity to visit with Buyer and meet with its representatives to discuss the foregoing matters. All materials and information requested by the each Shareholder have been provided to such Shareholder (as applicable) to such Shareholder’s reasonable satisfaction. Each Shareholder acknowledges and agrees that in making such Shareholder’s decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Shareholder has relied solely upon such Shareholder’s own investigation and the express representations and warranties of Buyer set forth in Section 3.2 of this Agreement, and that such Shareholder has not relied on any representations, warranties or other statements whatsoever, whether written or oral by Buyer or any Person acting on its behalf or otherwise, other than those expressly set forth in this Agreement, and that no Shareholder will have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement.

3.1.48	Disclosure

No representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations and warranties contained herein not misleading to a prospective purchaser of the Shares seeking full information as to the Company, the Business and the Shares. Nothing in any Schedule will be adequate to disclose an exception to a representation or warranty in this Agreement, unless such Schedule identifies the specific representation or warranty to which it applies. Additionally, the mere listing (or inclusion of a copy) of an item is not adequate to disclose an exception or other response to a representation or warranty in this Agreement, except to the extent such representation or warranty only pertains to the existence of such item itself.

3.2	Representations and Warranties of the Buyer and Covenant re: Shares

The Buyer represents and warrants to the Shareholders as set out in the following Subsections of this Section and acknowledge that the Shareholders are relying upon such representations and warranties in entering into this Agreement.

3.2.1	Corporate Matters

(a) The Buyer is a corporation duly incorporated, organized, and validly existing in good standing under the laws of its jurisdiction of incorporation. No Proceedings have been taken or authorized by the Buyer or, to the best of the Buyer’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer.

(b) The Buyer has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Agreement and the Closing Documents to which it is a party. The Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, the Agreement and the Closing Documents to which it is a party.

(c) This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

3.2.2	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Buyer of, any covenant or obligation under, the Agreement and the Closing Document to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or acceleration of any obligation under:

(a) any Applicable Law pertaining to Buyer;

(b) any Licence held by the Buyer;

(c) the articles, by-laws, directors’ or shareholders’ resolutions of the Buyer;

(d) any agreement, lease, mortgage, security document, obligation or instrument to which the Buyer is a party or by which its assets are affected or bound.

3.2.3	Investment Canada Act

The Buyer is a “WTO investor” within the meaning of the Investment Canada Act.

3.2.4	Consents and Approvals

No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Entity is required by the Buyer in connection with:

(a) the Closing,

(b) the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or

(c) the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.2.5	Commission

No action taken by, or agreement or understanding reached by, the Buyer will make the Company and Shareholders liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby.

3.2.6	SPS Common Stock

The SPS Common Stock which will be delivered pursuant to this Agreement will have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, free and clear of Encumbrances of any nature or kind, subject only to a six month hold period in accordance with applicable securities regulations.

3.2.7	Buyer Information

Buyer has made available to each Shareholder, via the Internet at spscommerce.com, complete and correct copies of (i) Buyer’s annual report on Form 10-K for its fiscal year ended December 31, 2014, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2015, (iii) its proxy statements relating to meetings of, or actions taken without a meeting by, the stockholders of Buyer since December 31, 2014, (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2014 (the documents referred to in this Section 3.2.7, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Buyer SEC Documents”), and (v) its earnings release dated October 22, 2015. The Buyer SEC Documents and such earnings release were true and correct in all material respects as of their date of issuance.

3.3	Interpretation

Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation, and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

3.4	Non-Waiver

No investigations made by or on behalf of the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Company or the Shareholders in this Agreement or in any Closing Document. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.5	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of any Closing Document against such Party is subject to the following qualifications:

(a) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

3.6	Survival of Representations and Warranties

(a) Survival of Representations and Warranties. Subject to Section 3.6(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is fifteen (15) months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b) Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 3.6(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c) Survival of Covenants and Agreements. Each covenant and agreement herein (as distinct from the representations and warranties), and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

3.7	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of a Party, in the case of the Buyer it means the actual knowledge of the Buyer, in the case of the Company it means the actual knowledge of Paul A Birkbeck, Marenos Papadopoulos, Mark Shepherd, and Gerald Vandenberg, and the knowledge they would have had if they had conducted a reasonable inquiry into the relevant subject matter and, in the case of the Shareholders it means the actual knowledge of Marenos Papadopoulos and Mark Shepherd.

3.8	Dissolution of U.S. Subsidiary

Prior to the Closing, the Company took all action required under Applicable Law to dissolve and wind up its subsidiary Toolbox Solutions (U.S.), Inc., a Delaware corporation (the “U.S. Subsidiary”). Shareholder Representative will prepare, in accordance with the past practice of the U.S. Subsidiary (except to the extent otherwise required by Applicable Law), and timely file (or cause to be prepared and timely filed) all Tax Returns and other filings of the U.S. Subsidiary required to be filed with any Governmental Entity. Shareholder Representative will give to Buyer a copy of any such Tax Return as soon as practicable after the preparation, but before the filing, thereof for Buyer’s review and comment. Shareholder Representative will make any changes to such Tax Return that are reasonably requested by Buyer. The Shareholders will satisfy (or cause to be satisfied) in full when due all Taxes with respect to the U.S. Subsidiary. If Buyer is required to file a Tax Return that involves the U.S. Subsidiary, then no later than 10 Business Days before the filing of any such Tax Return, the Shareholders will pay to Buyer an amount equal to the amount of Taxes shown due on such Tax Return. Notwithstanding the foregoing, the Shareholders will only be liable to Buyer for any such Taxes described in this Section to the extent that such Taxes exceed the sum of (A) the amount, if any, of estimated Taxes paid for such Taxes on or before the Closing Date plus (B) the amount, if any, accrued for such Taxes in the Closing Date Financial Statements.

3.9	Certain Covenants

After Closing, the Shareholders will take the actions set forth in Schedule 3.9.

ARTICLE 4

CLOSING AND CLOSING DELIVERIES

4.1	Closing

Closing of the transactions contemplated herein will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. Central Time on the date hereof. Closing will be effective as of 12:01 a.m. Central Time on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

4.2	Closing Deliveries for the Benefit of the Buyer

At Closing, the Shareholders will deliver, or cause to be delivered, to the Buyer (or as the Buyer or this Agreement otherwise directs), the following:

(a) share certificates representing the Shares, and share transfer forms in a form approved in advance by Buyer (such approval not to be unreasonably withheld) in respect of the Shares;

(b) the Escrow Agreement, dated the Closing Date and executed by the several Shareholders and the Escrow Agent;

(c) an officer’s certificate of a duly authorized officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the organizational documents of the Company, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the directors of the Company authorizing the transfer of shares in its capital stock;

(d) an officer’s or trustee’s certificate of a duly authorized officer or trustee, as applicable, of each of the Shareholders, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer or trustee, certifying (1) that attached thereto is a true, correct and complete certified copy of the organizational documents of such Shareholder, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the directors or trustees of such Shareholder authorizing the execution, delivery and performance of this Agreement and each Closing Document to which such Shareholder is a party, and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e) the consents set out in Schedule 3.1.4, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer, except to the extent that the Buyer has agreed to accept a written undertaking from the Shareholders to obtain any such outstanding consents within thirty (30) days of the Closing Date on terms and conditions satisfactory to the Buyer;

(f) a certificate of status, good standing or similar certificate, in respect of each of the Company and the corporate Shareholders from the corporate registry offices in each jurisdiction where it is entitled to do business;

(g) a written resignation of each of the directors and officers of the Company, effective as of the Closing Date;

(h) full and final releases from each of the Shareholders and Mark Shepherd and Marenos Papadopoulos, in favour of the Company in respect of any obligations of the Company to such persons as of the Closing Date;

(i) Non-Competition and Non-Solicitation Agreements between each of Mark Shepherd and Marenos Papadopoulos and the Company and the Buyer;

(j) employment agreements between the Company and/or the Buyer and each of Marenos Papadopoulos, Mark Shepherd and the individuals listed on Schedule 4.2(j);

(k) the true, correct and complete minute books and ownership records of the Company;

(l) evidence that any indebtedness of the Company as of the Closing Date has been repaid and the applicable creditor has released and discharged all of its liens against the Company and its assets;

(m) a landlord estoppel certificate with respect to each Lease, dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(n) documents relating to the dissolution and winding up of the U.S. Subsidiary; and

(o) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Shareholders to the Buyer at Closing.

4.3	Closing Deliveries for the Benefit of the Shareholders

At Closing, the Buyer will deliver, or cause to be delivered, to the Shareholders (or as the Shareholders or this Agreement otherwise directs), the following:

(a) payment of $25,600,000.00 in cash deliverable at Closing;

(b) the Escrow Agreement, dated the Closing Date and executed by the Buyer and the Escrow Agent;

(c) confirmation of delivery of share certificate representing 48,668 Common Shares in the capital stock of the Buyer to the Escrow Agent;

(d) employment agreements with each of Mark Shepherd, Marenos Papadopoulos and the individuals listed on Schedule 4.2(j); and

(e) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Buyer to the Shareholders at Closing.

ARTICLE 5

INDEMNIFICATION

5.1	Definitions

As used in this Article 5:

“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 5.2 or 5.3;

“Defending Party” has the meaning ascribed to this term in Section 5.7;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Environmental Contamination of the Company” means any Hazardous Substance which can be shown

(a) to have existed in, at, on or under the Premises prior to Closing; or

(b) to be present at any other place and to have been resulted from the operations of the Company or the Business prior to the Closing Time;

“Environmental Loss” means any Loss suffered or incurred by the Buyer or the Company

(a) as a result of any Order, Environmental Request or Third Party Claim made against the Buyer or the Company in respect of any Environmental Contamination of the Company; or

(b) which are costs incurred by the Buyer which are necessary to remedy any Environmental Contamination of the Company.

“Environmental Request” means a written request made by any Governmental Entity to the Buyer, the Company, or the Shareholders pursuant to Environmental Laws which relates to any Environmental Contamination of the Company;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Sections 5.2 or 5.3;

“Loss” means any and all loss, Liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith; for clarity, the quantum of any Loss shall be net of amounts actually recovered by the Buyer and/or the Company from any third parties in respect of such Loss;

“Notice Period” has the meaning ascribed to this term in Section 5.6;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party;

“Third Party Claim” means any Claim asserted against an Indemnified Party or the Company, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party.

5.2	Indemnification by the Shareholders

Subject to Section 3.6, the Shareholders, jointly and severally, shall indemnify, defend and save harmless the Company and the Buyer and each of their Affiliates and Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) any misrepresentation or breach of warranty made or given by the Company or the Shareholders in this Agreement;

(b) any misrepresentation or breach of warranty made or given by the Company or the Shareholders in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(c) any failure by the Company or the Shareholders to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by the Company or the Shareholders;

(d) ownership or operation of the Company or any business or asset of the Company before Closing, including the items listed in Schedule 5.2(d); or

(e) any Taxes (including any Taxes arising out of, relating to or resulting from, directly or indirectly, any pre-Closing reorganizations consummated by the Company or any current or former equity holders of the Company) required to be paid or remitted by the Company or any subsidiary of the Company relating to any period (or part thereof) ending on or before the Closing in excess of the Taxes accrued as a liability in the computation of Net Working Capital.

5.3	Indemnification by the Buyer

The Buyer shall indemnify, defend and save harmless the Shareholders from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement;

(b) any misrepresentation or breach of warranty made or given by the Buyer in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(c) any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by it.

5.4	Agency for Representatives

Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

5.5	Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

5.6	Defence of Third Party Claims

The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential Liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

5.7	Assistance for Third Party Claims

The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defense of any Third Party Claim (the “Defending Party”),

(a) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.8	Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to Liability or create any financial or other material obligation on the part of the Indemnified Party or its Affiliates.

5.9	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof. The Indemnifier shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such thirty (30) day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

5.10	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.11	Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment is reduced pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs or expenses (including Taxes) incurred in connection therewith) shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the

Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate or customer of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

5.12	Payment and Interest

All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, Liability or expense in respect of a Loss, to the date of payment by the Indemnifier to the Indemnified Party.

5.13	Limitations on Indemnification Rights

The respective indemnification obligations of the Shareholders and Buyer under this Article 5 are subject to the following limitations:

(a) subject to Section 5.13(b), the obligations of the Shareholders and the Buyer with respect to any Claims based on any incorrectness in or breach of the representations and warranties set out in Section 3.1 or Section 3.2, as applicable, shall terminate upon expiration of the survival periods set forth in Section 3.6;

(b) there shall be no limitation on the respective obligations of the Shareholders and Buyer, as the case maybe, with respect to Special Representations or Claims based on fraud;

(c) subject to Section 5.13(b), the maximum aggregate liability of the Shareholders with respect to any and all Claims for indemnification made pursuant to Section 5.2(a) and/or Section 5.2(b) shall in no event exceed: (i) $4,800,000.00 for Claims made during the period from the Closing Date through the six (6) month anniversary of Closing; and $3,200,000.00 for Claims made during the period from and after the six (6) month anniversary of the Closing Date (except to the extent of Claims made under Section 5.2(a) and/or Section 5.2(b) on or prior to the six (6) month anniversary of the Closing Date);

(d) subject to Section 5.13(b), no Claim may be made against the Shareholders for indemnity hereunder until such time as the aggregate liability of the Shareholders under this Agreement for all Losses suffered exceeds $100,000.00, but where such de minimus threshold is reached the Shareholders shall be liable back to the first dollar of Loss; and

(e) the Parties hereto acknowledge and agree that, except with respect to Special Representations or Claims based on fraud or willful misconduct, the indemnification provisions in this Article 5 shall be the exclusive remedy of the Parties for any and all Losses with respect to this Agreement and the transactions contemplated hereby.

5.14	No Double Recovery

For clarity, and subject to the limitations set out in this Agreement, where a single Loss is created by the breach of more than one representation, warranty, covenant or other basis for a Claim, the aggregate amount of such Loss shall be recoverable only once from the Indemnifier, without double recovery.

ARTICLE 6

RESERVED

ARTICLE 7

GENERAL

7.1	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right. No single or partial exercise of any such right shall preclude any other or further exercise of that right or the exercise of any other right.

7.2	Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. Buyer, on the one hand, and the Shareholders, on the other hand, will pay half of all Transfer Taxes, and Buyer and the Shareholders will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

7.3	SRED Grants

The Buyer acknowledges that the Company has previously filed, and may file following Closing, for the indirect benefit of the Shareholders (and at the sole cost of the Shareholders, without any material use of the Company’s resources and time, or, to the extent such resources are utilized, the net after tax cost of such resources shall be netted off the amount payable to the Shareholders under this Section), claims for Canadian SRED investment tax credits in respect of the period prior to the Closing. Such filing shall be in form and substance satisfactory to the Buyer and shall be subject to the Buyer’s prior written approval, not to be unreasonably withheld or delayed. The Company shall be entitled to and may withhold from the Shareholders a reasonable amount for the SRED credit actually received pursuant to the foregoing in order to cover the income Taxes associated with receiving the credit, with a final adjustment to be made once applicable tax returns are filed. Subject to the foregoing, within five (5) Business Days following delivery of a SRED credit payment to the Company that is in respect of costs incurred, in whole or in part, for the period prior to Closing, the Company shall pay to the Shareholders the net after Tax proceeds actually received or credited under such SRED credit in respect of the period prior to Closing, with a final adjustment to be made once the applicable tax returns have been filed. For greater certainty, any SRED grants that may be available for research and development undertaken by the Company for the period following the Closing shall be the sole and exclusive property of the Company.

7.4	Time

Time is of the essence of each provision of this Agreement.

7.5	Notices

Any notice, demand or other communication (in this Section, a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b) sent by prepaid courier service; or

(c) sent by any electronic means of sending messages, including facsimile transmission, during normal business hours on a Business Day (with confirmation of delivery);

in the case of a notice the Shareholders, addressed to the Shareholders at:

Beard Winter LLP

130 Adelaide St. West, Suite 701

Toronto, Ontario M5H 2K4

Attention: George Crossman

and in the case of a notice to the Buyer, addressed to it at:

SPS Commerce Canada, Ltd.

c/o SPS Commerce, Inc.

333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Jonathan R. Zimmerman

Each notice sent in accordance with this Section shall be deemed to have been received:

(d) on the day it was delivered; or

(e) on the same day that it was sent by electronic transmission, or on the first Business Day thereafter if the day on which it was sent by electronic transmission was not a Business Day.

Any Party may change its address for notice by giving notice to the other Parties.

7.6	Public Announcements

Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Parties prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties. Each Party will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have. The Company and each Shareholder permit Buyer to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with Buyer’s filing obligations with the SEC, including the filing of a copy of this Agreement and the Company’s financial statements.

7.7	Assignment

(a) The Buyer may, without the consent of, but on prior written notice to, the Shareholders, assign this Agreement and its rights hereunder to an Affiliate on condition that the Buyer remain liable to observe and perform all of its covenants and obligations hereunder.

(b) Subject to paragraph (a),

(i) no Party may assign any rights or benefits under this Agreement to any Person;

(ii) each Party agrees to perform its obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those obligations; and

(iii) no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against the other Party except to the extent that other Party has consented to it in writing.

(c) Subject to paragraphs (a) and (b) hereof, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

7.8	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and each Closing Document.

7.9	Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

7.10	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

7.11	Electronic Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by electronic transmission in portable document format (PDF). That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

7.12	Severability

The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

7.13	Appointment of Shareholder Representative

(a) Without any further act of any Shareholder, Marenos Papadopoulos or any successor to such individual appointed pursuant to this Section is hereby irrevocably appointed as agent and true and lawful attorney-in-fact for each Shareholder with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. Shareholder Representative will act as the representative of each Shareholder, and is authorized to act on behalf of each Shareholder under this Agreement, the Escrow Agreement or any other Closing Document (other than the Non-Competition and Non-Solicitation Agreements and employment agreements contemplated by Section 4.2(i) and Section 4.2(j)) or in connection with any transaction contemplated herein or therein, including receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all Shareholders upon delivery to Shareholder Representative). Each Shareholder will be bound by all actions taken by Shareholder Representative in Shareholder Representative’s capacity thereof. Shareholder Representative will, in a reasonably prompt manner, provide written notice to each Shareholder of any action taken by Shareholder Representative pursuant to the authority delegated Shareholder Representative under this Section. Shareholder Representative will at all times act in Shareholder Representative’s capacity as Shareholder Representative in a manner that Shareholder Representative believes to be in the best interest of Shareholders taken as a whole. Neither Shareholder Representative nor any of Shareholder Representative’s agents or employees will be liable to any of the Shareholders for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement as Shareholder Representative, except in the case of his bad faith or willful misconduct. Shareholder Representative may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable to the Shareholders for any action taken or omitted to be taken in good faith by Shareholder Representative in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, Shareholder Representative will not be required to exercise any discretion or take any action. Each Shareholder severally will indemnify and hold harmless and reimburse Shareholder Representative from and against such Shareholder’s pro rata share of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Shareholder Representative arising out of, relating to or resulting from any action taken or omitted to be taken by Shareholder Representative under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Shareholder Representative’s bad faith or willful misconduct. In all matters relating to this Section, Shareholder Representative will be the only party entitled to assert the rights of Shareholders. Notwithstanding the following sentence, Buyer and the Escrow Agent will be entitled to rely on all statements, actions, representations and decisions of Shareholder Representative as being the binding acts of all Shareholders or any of them, notwithstanding any communication from any Shareholder to the contrary (other than communication regarding termination or replacement of Shareholder Representative pursuant to the Escrow Agreement and this Section). By executing and delivering this Agreement, each Shareholder confirms and ratifies all that Shareholder Representative will do or cause to be done in good faith as Shareholder Representative.

(b) Shareholder Representative may resign upon written notice to Shareholders and Buyer. Shareholder Representative may be changed or replaced by the vote of the holders of a majority of the voting power of the Company (as of immediately before Closing) upon written notice to Shareholder Representative. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority of the voting power of the Company (as of immediately before Closing). No bond will be required of Shareholder Representative. Notices or communications to or from Shareholder Representative will constitute notice to or from each Shareholder.

(c) Shareholder Representative will have no power or authority to bind Buyer, and Buyer will not have any Liability to any Person for any act or omission by Shareholder Representative.

(d) Notwithstanding any term herein, Buyer’s obligation with respect to any payment to or for or for the benefit of any Shareholder under this Agreement or the Escrow Agreement is to make such payment to Shareholder Representative (or as Shareholder Representative directs) and the Escrow Agent, as described herein and in the Escrow Agreement. If such payment is properly made, then Buyer will have no other responsibility or Liability with respect thereto and Buyer will be entitled to rely conclusively and without independent verification on Shareholder Representative making further payment, and Shareholder Representative will make all of such payments, each in the proper amount, to the proper Persons.

7.14	Guaranties

Each Party acknowledges that, on the date of this Agreement, (a) each of Mark Shepherd and Marenos Papadopoulos, is executing and delivering to Buyer the respective Guaranty that is attached immediately following the signature page hereto, and (b) Buyer is executing and delivering to the Shareholders the Guaranty that is attached immediately following the signature page hereto.

[Signature page follows]

TO WITNESS their agreement, the Parties have duly executed this Share Purchase Agreement.

SPS COMMERCE CANADA, LTD.

Per:	/s/ Kimberly K. Nelson
	Name:	Kimberly K. Nelson

	Title:	Chief Financial Officer

I have the authority to bind the corporation

2488471 ONTARIO INC.

Per:	/s/ Marenos Papadopoulos
	Name:	Marenos Papadopoulos

	Title:	President

I have the authority to bind the corporation

2488469 ONTARIO INC.

Per:	/s/ Mark Shepherd
	Name:	Mark Shepherd

	Title:	President

I have the authority to bind the corporation

Signature Page to Share Purchase Agreement – 1 of 2

THE PAPADOPOULOS FAMILY TRUST

Per:	/s/ Marenos Papadopoulos
Marenos Papadopoulos

Per:	/s/ Mark Shepherd
Mark Shepherd

Per:	/s/ Dan Bursic
Dan Bursic

THE SHEPHERD FAMILY TRUST

Per:	/s/ Mark Shepherd
Mark Shepherd

Per:	/s/ Marenos Papadopoulos
Marenos Papadopoulos

Per:	/s/ Jason Newby
Jason Newby

SHAREHOLDER REPRESENTATIVE

Per:	/s/ Marenos Papadopoulos
Marenos Papadopoulos, solely in the capacity of Shareholder Representative hereunder

Signature Page to Share Purchase Agreement - 2 of 2